INVESTMENT SUB-ADVISORY AGREEMENT

SCHEDULE A

AMENDED AS OF JUNE 7, 2022

Fund	Effective Date	Initial Period End	Compensation Percentage

Nuveen Small Cap Select ETF	July 26, 2021	August 1, 2022	55.5556%

Nuveen Growth Opportunities ETF	September 15, 2021	August 1, 2023	50.0000%

Nuveen Global Net Zero Transition ETF	June 23, 2022	August 1, 2023	50.0000%

[SIGNATURE PAGE FOLLOWS]

Dated: June 7, 2022

NUVEEN FUND ADVISORS, LLC, a Delaware limited liability company		NUVEEN ASSET MANAGEMENT, LLC, a Delaware limited liability company

By:	/s/ Mark Czarniecki	By:	/s/ Stuart Cohen
Title: Managing Director		Title: Managing Director

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